                                   EXHIBIT 11


                         SEACHANGE INTERNATIONAL, INC.

                    COMPUTATION OF NET INCOME PER SHARE (1)

                                  (UNAUDITED)


                                              THREE MONTHS ENDED         NINE MONTHS ENDED
                                                 SEPTEMBER 30,              SEPTEMBER 30,
                                         ---------------------------  -------------------------
                                              1995          1996         1995          1996
                                         -------------  ------------  ------------  -----------

Weighted average common and common
 equivalent shares:

Weighted average common shares
 outstanding during the
 period................................       9,206,025     8,588,490      9,098,775    8,585,973

Weighted average common equivalent
 shares ...............................       1,771,200     1,771,200      1,771,200    1,771,200

 Dilutive effect of common equivalent
 shares issued subsequent to September
 1995 (2) .............................       1,230,760     1,230,760      1,133,489    1,230,760
                                            -----------   -----------    -----------  -----------
                                             12,207,985    11,590,450     12,003,464   11,587,933
                                            ===========   ===========    ===========  ===========
Net income                                  $   212,967   $ 1,425,965    $ 1,342,094  $ 3,548,042

Primary net income per share                $     0.02   $      0.12    $      0.11  $      0.31

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(1)  Fully diluted net income per share has not been separately presented, as the amounts would not be materially different from primary net income per share.

(1) Common share equivalents issued subsequent to September 1995 are comprised of common stock options and Series B convertible preferred stock and have been included in the calculation pursuant to Securities and Exchange
     Commission Staff Accounting Bulletin No. 83. Common share equivalents issued at prices below the initial public price of $15.00 in the twelve months preceding the initial public offering have been included in the calculation for all periods presented.

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